Exhibit 5.2.9

[Letterhead of McGuireWoods LLP]

August 2, 2010

The McClatchy Company

2100 Q Street

Sacramento, California 95816

The News and Observer Publishing Company, Inc.

Ladies and Gentlemen:

We have acted as special North Carolina counsel to The News and Observer Publishing Company, Inc., a North Carolina corporation (“The N&O”), in connection with the issuance by The McClatchy Company, a Delaware corporation and the parent of The N&O (the “Borrower”), of an aggregate of up to $875,000,000 in principal amount of the Borrower’s 11.50% Senior Secured Notes due 2017 (the “Exchange Notes”) and registration by the Borrower under the Securities Act of 1933, as amended (the “Securities Act”), of the Exchange Notes to be issued in exchange (the “Exchange Offer”) for a like principal amount of the Borrower’s outstanding 11.50% Senior Secured Notes due 2017 upon the terms set forth in the registration statement and the letter of transmittal attached as an exhibit thereto filed by the Borrower and The N&O and the other subsidiaries of the Borrower with the Securities and Exchange Commission (the “Commission”) on Form S-4 (the “Registration Statement”). The N&O will guarantee the Borrower’s obligations under the Exchange Notes (the “Exchange Notes Guarantee”). The Exchange Notes and the Exchange Notes Guarantee will be issued pursuant to an Indenture, dated as of February 11, 2010 (the “Indenture”), among the Borrower, as issuer, The N&O and the other subsidiaries of the Borrower listed therein, as Subsidiary Guarantors (as defined therein), and The Bank of New York Mellon Trust Company, N.A., as trustee.

Documents Reviewed

In connection with this opinion letter, we have examined the following documents:

(a) the Indenture;

(b) the Registration Statement, in the form filed with the Commission;

(c) the Registration Rights Agreement dated February 11, 2010, by and among the Borrower, The N&O and the other subsidiaries of the Borrower listed therein and the initial purchasers listed therein; and

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August 2, 2010

(d) specimens of the form of Exchange Notes and the Exchange Notes Guarantee, included as exhibits to the Indenture.

For purposes of this opinion, the documents referred to in items (a) through (d) above are referred to collectively as the “Subject Documents” and individually as a “Subject Document”.

In addition, we have examined and relied upon the following:

(i) a certificate from the secretary of The N&O certifying in each instance as to true and correct copies of (A) the articles of incorporation and bylaws of The N&O (collectively, the “Organizational Documents”) and resolutions of The N&O’s board of directors (the “Resolutions”), authorizing the transactions contemplated by the Subject Documents to be executed by The N&O and (B) the incumbency and specimen signatures of officers or other persons authorized to execute the Subject Documents on behalf of The N&O;

(ii) with respect to The N&O, a certificate of existence dated as of July 29, 2010, issued by the of Secretary of State of North Carolina (the “North Carolina SOS Certificate”); and

(iii) originals, or copies identified to our satisfaction as being true copies, of such records, documents and other instruments as we have deemed necessary for the purposes of this opinion letter.

Assumptions Underlying Our Opinions

For all purposes of the opinions expressed herein, we have assumed, without independent investigation, the following:

(a) Factual Matters. With regard to factual matters, to the extent that we have reviewed and relied upon (i) certificates of The N&O, (ii) representations of The N&O set forth in the Subject Documents and (iii) certificates and assurances from public officials, all of such certificates, representations and assurances are accurate.

(b) Signatures. The signatures of individuals (other than individuals signing on behalf of The N&O) signing the Subject Documents are genuine and authorized.

(c) Authentic and Conforming Documents. All documents submitted to us as originals are authentic, complete and accurate and all documents submitted to us as copies conform to authentic original documents.

(d) Capacity of Certain Parties. All parties to the Subject Documents (other than The N&O) have the capacity and full power and authority to execute, deliver and perform the Subject Documents and the documents required or permitted to be delivered and performed thereunder.

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August 2, 2010

(e) Subject Documents Binding on Certain Parties. Except with respect to The N&O, all of the Subject Documents and the documents required or permitted to be delivered thereunder have been duly authorized by all necessary corporate or other action on the part of the parties thereto, have been duly executed and delivered by such parties and are legal, valid and binding obligations enforceable against such parties in accordance with their terms.

(f) Consents for Certain Parties. All necessary consents, authorizations, approvals, permits or certificates (governmental and otherwise) that are required as a condition to the execution and delivery of the Subject Documents by the parties thereto (other than The N&O) and to the consummation by such parties of the transactions contemplated thereby have been obtained.

(g) Operations. The N&O does not engage or propose to engage in any industry or business or activity, or own any property or asset, that causes or would cause it to be subject to special local, state or federal regulation not applicable to business corporations generally.

Our Opinions

Based on and subject to the foregoing and the other limitations, assumptions, qualifications and exclusions set forth in this opinion letter, we are of the opinion that:

1. Organizational Status. Based solely upon the North Carolina SOS Certificate, The N&O is a corporation in existence under the laws of the State of North Carolina.

2. Power and Authority. The N&O has the corporate power to (a) guarantee the Exchange Notes and (b) execute and deliver the Exchange Notes Guarantee and to carry out and perform its obligations thereunder. All corporate action on the part of The N&O, its directors and shareholders necessary to authorize the execution and delivery of the Exchange Notes Guarantee, and the performance by The N&O of its obligations thereunder has been taken.

Exclusions

We call your attention to the following matters as to which we express no opinion:

(a) Fraudulent Transfer. The effect, if applicable, of fraudulent conveyance, fraudulent transfer, and preferential transfer laws and principles of equitable subordination.

(b) Jurisdiction, Venue, etc. Any agreement of The N&O in a Subject Document to submit to the jurisdiction of any specific federal or state court located in the State of North Carolina to waive any objection to the laying of the venue, to waive the defense of forum non

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August 2, 2010

conveniens in any action or proceeding referred to therein, to waive trial by jury, to effect service of process in any particular manner or to establish evidentiary standards and any agreement of The N&O regarding the choice of law governing a Subject Document.

(c) Certain Laws. Federal securities laws or regulations, state securities and blue sky laws or regulations, federal and state banking laws and regulations, pension and employee benefit laws and regulations, federal and state environmental laws and regulations, federal and state tax laws and regulations, federal and state health and occupational safety laws and regulations, building code, zoning, subdivision and other laws and regulations governing the development, use and occupancy of real property, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and other federal and state antitrust and unfair competition laws and regulations, the Assignment of Claims Act of 1940, and the effect of any of the foregoing on any of the opinions expressed.

(d) Local Ordinances. The ordinances, statutes, administrative decisions, orders, rules and regulations of any municipality, county, special district or other political subdivision of the State of North Carolina.

(e) Enforceability. The enforceability of any provisions of the Subject Documents.

Qualifications and Limitations Applicable to Our Opinions

The opinions set forth above are subject to the following qualifications and limitations:

(a) Applicable Law. The law covered by the opinions expressed herein is limited to the federal laws of the United States and the laws of the State of North Carolina. We express no opinion with regard to any matter that is or may be (or that purports to be) governed by the law of any other state or jurisdiction.

(b) Bankruptcy. Our opinions are subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, laws relating to preferences, fraudulent transfers and equitable subordination), reorganization, moratorium and other similar laws affecting creditors’ rights generally.

(c) No Duty to Update. Our opinions set forth in this letter are based upon the facts in existence and laws in effect on the date hereof. This letter speaks only as of its date, and we expressly disclaim any obligation to update this opinion in the event of any change (regardless of whether it comes to our attention) in law or fact after the date of this letter. This opinion is limited to the matters expressly set forth herein and no opinion is implied or may be inferred beyond the matters expressly stated herein.

(d) Incorporated Documents. The foregoing opinions do not relate to (and we have not reviewed) any documents or instruments other than the Subject Documents and such other records, documents and other instruments as we have deemed necessary for the purposes of this opinion letter.

The McClatchy Company

August 2, 2010

(e) Limited Representation. We have not represented the Borrower or any of its affiliates (other than The N&O) in connection with drafting or negotiating the terms of the Subject Documents or the transactions to be consummated thereunder. Rather, our representation is limited to the issuance of this opinion letter.

Miscellaneous

The opinions set forth herein are made as of the date hereof, and we assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof or if we become aware after the date hereof of any facts that might change the opinions expressed herein. Headings in this opinion letter are intended for convenience of reference only and shall not affect its interpretation.

Very truly yours,

/s/ McGuireWoods LLP

McGuireWoods LLP